EXHIBIT 10.1(g)
SEVENTH AMENDMENT TO AMENDED AND RESTATED
CREDIT AGREEMENT AND TEMPORARY WAIVER AGREEMENT
     THIS SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND TEMPORARY WAIVER AGREEMENT (this “Seventh Amendment”) is made and entered into as of March 3, 2008 among AMERICAN COLOR GRAPHICS, INC., a New York corporation (together with any permitted successors and assigns, the “Borrower”), the Guarantor signatory hereto, the financial institutions identified on the signature pages hereof as Lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Agent”).
RECITALS
     1. The Borrower, the Guarantor, the Lenders and the Agent are parties to that certain Amended and Restated Credit Agreement, dated as of May 5, 2005, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of September 26, 2006, as further amended by that certain Second Amendment to Amended and Restated Credit Agreement, dated as of March 30, 2007, as further amended by that certain Third Amendment to Amended and Restated Credit Agreement, dated as of June 13, 2007, as further amended by that certain letter agreement dated as of July 3, 2007, as further amended by that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of August 28, 2007, as further amended by that certain Fifth Amendment to Amended and Restated Credit Agreement and Temporary Waiver Agreement, dated as of November 14, 2007 (the “Fifth Amendment”), and as further amended by that certain Sixth Amendment to Amended and Restated Credit Agreement and Temporary Waiver Agreement, dated as of February 12, 2008 (the “Sixth Amendment”) (as heretofore amended, the “Existing Credit Agreement”).
     2. The Borrower has been unable to satisfy the requirements of (i) Section 7.01(a) of the Existing Credit Agreement, with respect to delivery of an opinion by its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007, (ii) Section 8.11 of the Existing Credit Agreement (the First Lien Leverage Ratio), with respect to the fiscal quarters ending September 30, 2007 and December 31, 2007, and (iii) Section 2.06(b) of the Existing Credit Agreement, with respect to the repayment of $5,000,000 of the Term Loan on February 15, 2008 (collectively, along with any Default existing as a result of the Borrower’s acknowledgements set forth in Section 2.1(c) of the Fifth Amendment or Section 2.1(c) of the Sixth Amendment, the “Existing Defaults”). Subject to the terms and conditions of the Sixth Amendment, the Lenders agreed to waive the Existing Defaults for the period from September 30, 2007 through and including March 13, 2008 (the “Original Waiver Period”).
     3. The Borrower has advised the Lenders that it cannot comply with Section 8.11 of the Existing Credit Agreement (First Lien Leverage Ratio) with respect to the fiscal quarter ending nearest March 31, 2008 or with Section 7.01(a) of the Existing Credit Agreement with respect to the delivery of an opinion by its certified public accountants not subject to a going concern qualification for the fiscal year ending March 31, 2008 (the “Prospective Defaults”).

     4. The Borrower has advised the Agent and the Lenders that it has reached an agreement with certain holders of the Second Lien Notes pursuant to which (i) certain holders of the Second Lien Notes (the “Bridge Facility Lenders”) shall make advances to the Borrower in the aggregate principal amount of up to $8 million pursuant to certain terms and conditions of a new credit agreement (the “Bridge Facility Agreement”), (ii) the Second Lien Indenture shall be amended inter alia to allow for the Borrower to incur the Indebtedness under the Bridge Facility Agreement and to grant the Bridge Facility Lenders certain liens and security interests to secure such Indebtedness, and (iii) the Borrower shall solicit and obtain the consent of the holders of at least 97% of the outstanding principal amount of the Second Lien Supplemental Notes (such holders being referred to herein as the “Consenting Noteholders”) to extend the maturity date of the Second Lien Supplemental Notes to a date no earlier than June 15, 2008 (the “Consent Solicitation”).
     5. The Borrower has requested that the Lenders (i) extend the Original Waiver Period with respect to the Existing Defaults, (ii) continue to make available to the Borrower the Loans and Letters of Credit, and (iii) amend the Existing Credit Agreement to allow the Borrower to incur Indebtedness under the Bridge Facility Agreement and grant liens to secure such Indebtedness.
     6. The Lenders are willing to extend the Original Waiver Period, amend the Existing Credit Agreement to permit the Indebtedness and liens associated with the Bridge Facility Agreement, and continue to make available the Loans and Letters of Credit to the Borrower in accordance with the terms of the Existing Credit Agreement, based upon and subject to the terms and conditions specified in this Seventh Amendment.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
PART 1
Definitions
     Section 1.1. Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Seventh Amendment have the following meanings:
     “Acknowledgement Agreement” means that certain Acknowledgement Agreement, dated as of even date herewith, among the Borrower, the Bridge Facility Agent, the Agent, and the Trustee regarding the Bridge Facility Intercreditor Agreement and the Intercreditor Agreement.
     “Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.
     “Bridge Facility Agent” means Special Situations Investing Group, Inc., a Delaware corporation, acting in its capacity as the administrative agent and the collateral agent for the Bridge Facility Lenders.

     “Bridge Facility Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date herewith, among the Borrower, Bank of America, N.A., as senior agent, and the Bridge Facility Agent.
     “Bridge Facility Lenders” means Avenue Investments, L.P., TCW Shared Opportunity Fund V, L.P., TCW Shared Opportunity Fund IVB, L.P., and Special Situations Investing Group, Inc.
     “Continuing Defaults” means (A) the Existing Defaults, (B) the Prospective Defaults, (C) any Default existing as a result of the Borrower’s acknowledgment set forth in Section 2.1(c) of this Seventh Amendment.
     “First Supplemental Indenture” means that certain First Supplemental Indenture, dated as of March 3, 2008, among the Borrower, the Parent, and The Bank of New York Trust Company, N.A., as trustee, amending the Second Lien Indenture.
     “Seventh Amendment Effective Date” shall mean, in accordance with Part 5 of this Seventh Amendment, the date upon which the Borrower has satisfied in the determination of the Agent and the Lenders (or satisfaction thereof has been waived by the Agent and the Lenders) each of the conditions set forth in Part 5 of this Seventh Amendment.
     “Seventh Amendment Fee Letter” means the letter agreement, dated as of the Seventh Amendment Effective Date, between the Borrower and the Agent.
     Section 1.2. Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Seventh Amendment have the meanings provided in the Amended Credit Agreement.
PART 2
Limited Waiver and Reaffirmation
     Section 2.1. Limited Waiver. (a) The Loan Parties acknowledge that (A) the Existing Defaults result from the Borrower’s failure to comply with (i) the financial covenant contained in Section 8.11 of the Existing Credit Agreement for the fiscal quarters ending nearest September 30, 2007, and December 31, 2007, respectively, (ii) the requirement in Section 7.01(a) of the Existing Credit Agreement that the Borrower’s annual financial statements be accompanied by the opinion of its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007, and (iii) the requirement in Section 2.06(b) of the Existing Credit Agreement that the Borrower repay $5,000,000 of the Term Loan by February 15, 2008, and (B) the Prospective Defaults will result from the Borrower’s inability to comply with (i) the financial covenant contained in Section 8.11 of the Existing Credit Agreement for the fiscal quarter ending nearest March 31, 2008, and (ii) the requirement in Section 7.01(a) of the Existing Credit Agreement that the Borrower’s annual financial statements be accompanied by the opinion of its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2008. Effective on (and subject to the occurrence of) the Seventh Amendment Effective Date, the Lenders hereby waive the Continuing Defaults through and including the Waiver Termination Date (as defined below) (such period from the Seventh Amendment Effective Date through and including the Waiver Termination Date being referred to as the “Waiver Period”) for all purposes of the Existing Credit Agreement (including, without limitation, Section 5.02(b) thereof). This limited waiver shall not modify or affect (i) the Borrower’s obligation to comply with the terms of Section 8.11 of the Amended Credit Agreement as measured for the fiscal quarters ending nearest September 30, 2007, December 31, 2007, and March 31, 2008, respectively, (ii) the Borrower’s obligation to comply with the terms of Section 8.11 of the Amended Credit Agreement as measured at the end of any fiscal quarter other than the ones ending nearest September 30, 2007, December 31, 2007, and March 31, 2008, (iii) the Borrower’s obligation to comply with the terms of Section 7.01(a) of the Amended Credit Agreement for the fiscal years ending nearest March 31, 2007 and March 31, 2008, (iv) the Borrower’s obligation to comply with the terms of Section 7.01(a) of the Amended Credit Agreement for any fiscal years other than the ones ending nearest March 31, 2007 and March 31, 2008, (v) the Borrower’s obligation to comply with the terms of Section 2.06(b) of the Existing Credit Agreement, or (vi) the Loan Parties’ obligation to comply fully with any other duty, term, condition, obligation or covenant contained in the Amended Credit Agreement or the other Loan Documents. For purposes of this Seventh Amendment, the Waiver Termination Date shall mean the earliest to occur of (i) June 6, 2008, (ii) the occurrence of any Default or Event of Default under the Amended Credit Agreement other than the Continuing Defaults, (iii) the occurrence of any default or event of default with respect to the Bridge Facility Agreement which is not waived or cured within the applicable grace period, if any, and (iv) the failure of the Borrower to consummate the Consent Solicitation by March 14, 2008 with holders of at least 97% of the outstanding principal amount of the Second Lien Supplemental Notes agreeing to extend the maturity date thereof to a date no earlier than June 15, 2008 and waive any default or event of default thereunder in connection therewith, all upon terms and conditions and evidenced by documents, agreements and other instruments reasonably satisfactory to the Agent.
     (b) Except for the limited waiver set forth above, nothing contained herein shall be deemed to constitute or imply a waiver of any rights or remedies which the Agent or any Lender may have under the Amended Credit Agreement, any other Loan Document, or under applicable law; it being understood that the Agent and the Lenders may not exercise their rights and remedies with respect to the Continuing Defaults during the Waiver Period as long as no other Default or Event of Default occurs or exists. The limited waiver set forth herein shall be effective only in this specific instance for the duration of the Waiver Period and shall not obligate the Lenders or the Agent to waive any other Default or Event of Default, now existing or hereafter arising. This is a one-time waiver, and the Agent and the Lenders shall have no obligation to extend the limited waiver or otherwise amend, modify or waive any provision of the Amended Credit Agreement or any other Loan Documents at the end of the Waiver Period. The provisions and agreements set forth in this Seventh Amendment shall not establish a custom or course of dealing or conduct between the Agent, any Lender, the Borrower or any other Loan Party.
     (c) The Loan Parties acknowledge and agree that unless the Agent and the Lenders, in their sole discretion, further amend the Amended Credit Agreement or otherwise agree in writing to continue this waiver beyond the Waiver Period, an Event of Default will occur under the Amended Credit Agreement as of the Waiver Termination Date, for which no grace period or cure period shall apply, and the Agent and the Lenders may pursue all rights and remedies available to them under the Amended Credit Agreement, the Loan Documents and applicable law. The Loan Parties further acknowledge and agree that, to the extent any Defaults or Events of Default (other than the Continuing Defaults) now exist or hereafter arise during the Waiver Period, the Waiver Period shall immediately terminate and the Agent and the Lenders may immediately pursue all rights and remedies available to them in respect thereof under the Amended Credit Agreement, the other Loan Documents, and applicable law.
     (d) The Loan Parties acknowledge and agree that the making of any Credit Extension pursuant to the Amended Credit Agreement following the occurrence of the Continuing Defaults does not now, and will not in the future, constitute (i) an agreement or obligation, whether implied or express, on the part of the Lenders to make any Credit Extension in the future, after the expiration of the Waiver Period, to the extent that the Continuing Defaults exist upon the expiration of such Waiver Period, or (ii) a waiver by the Agent or the Lenders of any of their respective rights or remedies at any time, now or in the future, with respect to the Continuing Defaults or to any other Default or Event of Default.
     Section 2.2. Reaffirmation of Loan Party Obligations. Each Loan Party hereby ratifies the Amended Credit Agreement and the Loan Documents and acknowledges and reaffirms (i) that it is bound by all terms of the Amended Credit Agreement and the Loan Documents and (ii) that it is responsible for the observance and full performance of the Obligations, including without limitation the repayment of the Term Loan and the Revolving Loans, in accordance with the terms of the Amended Credit Agreement. Without limiting the generality of the preceding sentence, (i) the Parent as Guarantor restates and reaffirms that it guarantees the prompt payment when due of all Obligations, in accordance with, and pursuant to the terms of, Article IV of the Amended Credit Agreement and (ii) each of the Loan Parties agrees that all references in the Collateral Documents to the term “Secured Obligations” shall be deemed to include all of the obligations of the Loan Parties to the Lenders and the Agent, whenever arising, under the Amended Credit Agreement, the Collateral Documents or any of the other Loan Documents (including, but not limited to, any interest, expenses and cost and charges that accrue after the commencement by or against any Loan Party or any Affiliate thereof or any proceedings under any Debtor Relief Laws naming such Person as the debtor in such proceeding). Each Loan Party further represents and warrants to the Agent and the Lenders that each is validly and justly indebted to the Agent and the Lenders in the aggregate amount of the Obligations and that none of the Loan Parties has any claims, counterclaims, offsets, credits or defenses to the Loan Documents or the performance of their respective obligations thereunder, or if any Loan Party has any such claims, counterclaims, offsets, credits or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby fully and irrevocably waived, relinquished and released in consideration of the execution and delivery of this Seventh Amendment by the Agent and the Lenders.
PART 3
Amendments to Existing Credit Agreement
     Effective on (and subject to the occurrence of) the Seventh Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part 3. Except as so amended, the Existing Credit Agreement shall continue in full force and effect as the Amended Credit Agreement.

     Section 3.1. Addition of New Definitions in Section 1.01. Section 1.01 of the Existing Credit Agreement is amended by adding the following definitions in the appropriate alphabetical order:
     “Acknowledgement Agreement” means that certain Acknowledgement Agreement, dated as of March 3, 2008, among the Borrower, the Bridge Facility Agent, the Administrative Agent, and the Trustee regarding the Bridge Facility Intercreditor Agreement and the Intercreditor Agreement.
     “Bridge Facility Agreement” means that certain credit agreement, dated as of March 3, 2008, by and among the Borrower, the Guarantor, the Bridge Facility Lenders, and Special Situations Investing Group, Inc. as the collateral agent and administrative agent for the Bridge Facility Lenders.
     “Bridge Facility Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of March 3, 2008, among the Borrower, Bank of America, N.A., as senior agent, and Special Situations Investing Group, Inc., as the collateral and administrative agent for the Bridge Facility Lenders.
     “Bridge Facility Lenders” means Avenue Investments, L.P., TCW Shared Opportunity Fund V, L.P., TCW Shared Opportunity Fund IVB, L.P., Special Situations Investing Group, Inc. and Newport Global Advisors, L.P.
     “Bridge Facility Notes” means the Borrower’s promissory notes, issued pursuant to the Bridge Facility Agreement, in the aggregate principal amount not to exceed $8 million.
     “Consent Solicitation” means the Borrower’s solicitation of, and consent, by holders of at least 97% of the outstanding principal amount of the Second Lien Supplemental Notes to extend the maturity date of such Second Lien Supplemental Notes to a date no earlier than June 15, 2008.
     “First Supplemental Indenture” means that certain First Supplemental Indenture, dated as of March 3, 2008, among the Borrower, the Parent, and The Bank of New York Trust Company, N.A., as trustee, amending the Second Lien Indenture.
     “Seventh Amendment” means that certain Seventh Amendment to Amended and Restated Credit Agreement and Temporary Waiver Agreement, dated as of March 3, 2008, by and among the Borrower, the Parent, the Administrative Agent and the Lenders.
     “Seventh Amendment Effective Date” means the date upon which each of the conditions precedent to the effectiveness of the Seventh Amendment, as set forth in Part 5 of the Seventh Amendment, have been satisfied according to the terms thereof.

     Section 3.2. Amendment of Definition of “Second Lien Indenture.” The definition of “Second Lien Indenture” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Second Lien Indenture” means that certain Indenture, dated as of July 3, 2003, among the Borrower, the Parent and The Bank of New York, as trustee, as amended by the Amended and Restated Second Lien Indenture, and as further amended by the First Supplemental Indenture.
     Section 3.3. Amendment of Section 7.02. Section 7.02 of the Existing Credit Agreement is hereby amended by deleting the word “and” at the end of subsection 7.02(l), replacing the period at the end of subsection 7.02(m) with a semi-colon and adding the word “and”, and adding the following new subsections 7.02(n) and (o) which read in their entirety as follows:
     (n) beginning as of the Seventh Amendment Effective Date, deliver to the Administrative Agent, within one Business Day of the Borrower’s receipt of any advance under or in respect of the Bridge Facility Agreement or the Bridge Facility Notes, a certificate, in form, detail and substance reasonably satisfactory to the Administrative Agent, signed by the chief financial officer or the vice president and assistant treasurer of the Borrower, stating the principal amount of each such advance and the aggregate principal amount outstanding under or in respect of the Bridge Facility Agreement and the Bridge Facility Notes after giving effect to such advance;
     (o) deliver to the Administrative Agent on or before March 14, 2008 a certificate executed by the chief executive officer or the chief financial officer of the Borrower, in form and substance satisfactory to the Administrative Agent, stating that the Consent Solicitation has been consummated and become effective.
     Section 3.4. Amendment of Section 8.01. Section 8.01 of the Existing Credit Agreement is hereby amended by deleting the word “and” at the end of subsection 8.01(s), replacing the period at the end of subsection 8.01(t) with a semi-colon and adding the word “and”, and adding a new subsection (u) which reads in its entirety as follows:
     (u) Liens securing Indebtedness evidenced by the Bridge Facility Notes or the Bridge Facility Agreement, provided that such Liens are subordinated to the Liens in favor of the Administrative Agent (securing the Obligations) pursuant to the terms of the Bridge Facility Intercreditor Agreement and the Acknowledgement Agreement.
     Section 3.5. Amendment of Section 8.03. Section 8.03 of the Existing Credit Agreement is hereby amended by deleting the word “and” at the end of subsection 8.03(k), re-numbering existing subsection 8.03(l) as subsection 8.03(m) and amending it to read in its entirety as follows, and inserting a new subsection (l) to read in entirety as follows:

     (l) Indebtedness of the Borrower under the Bridge Facility Notes and the Bridge Facility Agreement; and
     (m) without duplication, Indebtedness of the Parent in respect of its Guarantees of the Second Lien Notes, the Second Lien Supplemental Notes, and the Bridge Facility Notes and Bridge Facility Agreement.
     Section 3.6. Amendment of Section 8.13(a). Section 8.13(a) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (a) Amend or modify any of the terms of any Indebtedness of any of the Loan Parties (other than Indebtedness under the Loan Documents) if such amendment or modification would add or change any terms in a manner adverse to the Loan Parties or the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto; provided, it being understood and agreed that the Borrower’s issuance of the Second Lien Supplemental Notes is not prohibited by this Section 8.13(a) and that the Borrower’s execution, delivery and performance of the Bridge Facility Agreement and the Bridge Facility Notes are not prohibited by this Section 8.13(a).
     Section 3.7. Amendment of Section 8.15(b). Section 8.15(b) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (b) Permit the Parent to (i) hold any assets or have any liabilities other than (A) the Capital Stock of the Borrower, (B) the liabilities under the Loan Documents and its guarantee of the Borrower’s obligations under the Second Lien Indenture, (C) tax liabilities in the ordinary course of business, (D) corporate, administrative and operating expenses in the ordinary course of business, or (E) intercompany payables and receivables in connection with the Tax Sharing Agreement and employee stock compensation plans or (ii) engage in any business other than (A) owning the Capital Stock of the Borrower and activities incidental or related thereto, (B) acting as a Guarantor hereunder and pledging its assets to the Administrative Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party, (C) guaranteeing the Borrower’s obligations under the Second Lien Indenture and pledging its assets to the trustee thereunder, for the benefit of the holders of the Second Lien Notes and the Second Lien Supplemental Notes, and (D) guaranteeing the Borrower’s obligations under the Bridge Facility Agreement and the Bridge Facility Notes and pledging its assets for the benefit of the Bridge Facility Lenders.
     Section 3.8. Amendment of Section 8.22. Section 8.22 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

     8.22 Minimum Total Availability
     Permit the Total Availability at any time from and after February 15, 2008 to be less than the corresponding amounts indicated for each of the following periods:

Period	Minimum Total Availability
From February 15, 2008 through February 20, 2008	$2,500,000
From February 21, 2008 through February 24, 2008	$3,500,000
From February 25, 2008 through March 5, 2008	$1,500,000
From March 6, 2008 through April 20, 2008	$4,000,000
From April 21, 2008 through May 13, 2008	$3,000,000
From and after May 14, 2008	$4,000,000
provided, however, that the amount of the minimum Total Availability shall reduce from $4,000,000 to $3,000,000 as of April 21, 2008 only if the aggregate principal balance outstanding under the Bridge Facility Agreement as of April 21, 2008 is not less than $8,000,000.
     Section 3.9. Addition of New Section 8.23. The Existing Credit Agreement is further amended by adding a new Section 8.23, which reads in its entirety as follows:
     8.23 Minimum Bridge Facility Agreement Indebtedness
     Cause or permit at any time the aggregate principal balance outstanding under the Bridge Facility Agreement, in respect of advances in immediately available funds made by the Bridge Facility Lenders and received by the Borrower, to be less than the amounts indicated for each of the following periods:

Minimum Aggregate Principal
Balance Outstanding under Bridge
Period	Facility Agreement
From the Seventh Amendment Effective Date Through and including March 12, 2008	$3,000,000

From March 13, 2008 through and including March 23, 2008	$3,500,000

From March 24, 2008 through and including April 20, 2008	$5,500,000

From and after April 21, 2008	$8,000,000

PART 4
Representations and Warranties
     Each of the Loan Parties represents and warrants to the Agent and the Lenders that, as of the Seventh Amendment Effective Date:
     Section 4.1. Authority. Each Loan Party has all the necessary corporate power to make, execute, deliver, and perform this Seventh Amendment, has taken all necessary corporate action to authorize the execution, delivery and performance of this Seventh Amendment and has duly executed and delivered this Seventh Amendment. This Seventh Amendment and the Amended Credit Agreement constitute the legal, valid and binding obligations of each of the Loan Parties, enforceable against each of them in accordance with its terms except as such enforceability may be subject to (a) applicable Debtor Relief Laws and (b) general principles of equity.
     Section 4.2. No Legal Obstacle to Agreement. Neither the execution of this Seventh Amendment, the making by the Borrower of any borrowings under the Amended Credit Agreement, nor the performance of the Amended Credit Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which any Loan Party is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to any Loan Party, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of any Loan Party. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by any Loan Party of this Seventh Amendment, the Amended Credit Agreement, or the transactions contemplated hereby or thereby, or the making of any borrowings by the Borrower under the Amended Credit Agreement.
     Section 4.3. Incorporation of Certain Representations. The representations and warranties set forth in Article VI of the Amended Credit Agreement are true and correct in all material respects on and as of the Seventh Amendment Effective Date as though made on and as of the date hereof, except for any representations and warranties that expressly relate solely to an earlier date, which representations and warranties were true and accurate in all material respects on and as of such earlier date.
     Section 4.4. Default. No Default or Event of Default has occurred and is continuing under the Amended Credit Agreement (other than the Continuing Defaults).
PART 5
Conditions to Effectiveness
     This Seventh Amendment shall be and become effective as of the Seventh Amendment Effective Date provided that each of the conditions set forth in this Part 5 shall have been satisfied in the determination of the Agent and the Lenders in their sole discretion (or satisfaction thereof has been waived by the Agent and the Lenders in their sole discretion) on or before March 5, 2008.

     Section 5.1. Counterparts of Amendment. The Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Agent) of this Seventh Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, the Guarantor, the Lenders and the Agent.
     Section 5.2. Corporate Action. The Borrower shall have delivered to the Agent certified copies of all necessary corporate action taken by each Loan Party approving this Seventh Amendment, and each of the documents executed and delivered in connection herewith or therewith (including, without limitation, a certificate setting forth the resolutions of the board of directors of each Loan Party authorizing the amendments to the Existing Credit Agreement herein provided for and the execution, delivery and performance of this Seventh Amendment). The Agent shall have received a certificate, signed by the Secretary or an Assistant Secretary of each Loan Party, dated as of the date hereof, as to the incumbency of the person or persons authorized to execute and deliver this Seventh Amendment and any instrument or agreement required hereunder on behalf of each Loan Party, as applicable.
     Section 5.3. Bridge Facility Documents. The Borrower shall deliver to the Agent (a) a certified copy of the fully executed First Supplemental Indenture, being in form and substance reasonably acceptable to the Agent, (b) a certified copy of the fully executed Bridge Facility Notes, in form and substance reasonably acceptable to the Agent, (c) a certified copy of the fully executed Bridge Facility Agreement, in form and substance reasonably acceptable to the Agent, and (d) all other documents, instruments and filings executed by the Borrower or the Parent related to the First Supplemental Indenture, the Bridge Facility Notes, and the Bridge Facility Agreement, each in form and substance reasonably satisfactory to the Agent. The effectiveness of the First Supplemental Indenture and the Bridge Facility Agreement (and each of the other documents, instruments and agreements executed by the Borrower related thereto) shall not be subject to any conditions precedent which remain unsatisfied, other than the effectiveness of this Seventh Amendment.
     Section 5.4. Intercreditor Agreements. The Borrower shall have delivered to the Agent (a) a fully executed copy of the Bridge Facility Intercreditor Agreement, in form and substance acceptable to the Agent, and (b) a fully executed copy of the Acknowledgement Agreement, in form and substance acceptable to the Agent.
     Section 5.5. Amendment Fee. The Borrower shall have executed and delivered to the Agent the Seventh Amendment Fee Letter.
     Section 5.6. Out-of-Pocket Costs. The Borrower shall have paid any and all reasonable out-of-pocket costs (to the extent invoiced) incurred by the Agent or Banc of America Securities LLC (including the reasonable fees and expenses of the Agent’s legal counsel and its financial advisor), and all other fees and amounts payable to the Agent or Banc of America Securities, LLC in connection with this Seventh Amendment.
     Section 5.7. Legal Opinion. The Agent shall have received a favorable legal opinion, addressed to the Agent, from the Borrower’s legal counsel, reasonably acceptable to the Agent in form and substance, opining, among other matters, that (i) the Loan Parties’ entry into and performance of this Seventh Amendment and the Amended Credit Agreement does not contravene the obligations, covenants, or restrictions applicable to the Loan Parties under the Second Lien Indenture or any other material agreement of the Loan Parties, and (ii) the Loan

Parties’ execution and delivery of this Seventh Amendment has been duly authorized by all necessary corporate action.
PART 6
Miscellaneous
     Section 6.1. Instrument Pursuant to Existing Credit Agreement. This Seventh Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.
     Section 6.2. Effect. Except as expressly herein amended, the terms and conditions of the Existing Credit Agreement shall remain in full force and effect without amendment or modification, express or implied. The entering into this Seventh Amendment by the Lenders shall not be construed or interpreted as an agreement by the Agent or the Lenders to enter into any future amendment or modification of the Amended Credit Agreement or any of the other Loan Documents.
     Section 6.3. References in Other Loan Documents. At such time as this Seventh Amendment shall become effective pursuant to the terms of Part 5 hereof, all references in the Existing Loan Documents to the “Credit Agreement” and/or “First Lien Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Seventh Amendment.
     Section 6.4. Counterparts. This Seventh Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Any signature delivered or transmitted by a party by facsimile transmission shall be deemed to be an original signature hereto.
     Section 6.5. Integration; Jointly Drafted Document. This Seventh Amendment, together with the Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Seventh Amendment supersedes all prior drafts and communications with respect thereto. This Seventh Amendment may not be amended except in writing. This Seventh Amendment has been jointly drafted by the respective parties hereto, and no legal doctrine providing for construction or interpretation against the drafter shall have any applicability to this Seventh Amendment.
     Section 6.6. Further Assurances. The Borrower agrees to take such further actions as the Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
     Section 6.7. Governing Law. THIS SEVENTH AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
     Section 6.8. Successors and Assigns. This Seventh Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 6.9. Costs, Expenses. The Borrower agrees to pay on demand any and all reasonable costs and expenses of the Agent or Banc of America Securities LLC and all other fees and other amounts payable to the Agent or Banc of America Securities LLC (including, without limitation, the reasonable fees and expenses of counsel to the Agent) in accordance with the terms of Section 11.04 of the Existing Credit Agreement in connection with this Seventh Amendment.
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     IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be duly executed and delivered as of the date first written above.

AMERICAN COLOR GRAPHICS, INC.
By:
	Name:	Patrick W. Kellick
	Title:	Executive Vice President

ACG HOLDINGS, INC.
By:
	Name:	Patrick W. Kellick
	Title:	Executive Vice President

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

BANK OF AMERICA, N.A., as L/C Issuer
By:
Name:
Title: